UNITED STATES

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SCHEDULE 14A

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April 3, 2014

Dear IBM Stockholder:

Re: IBM 2014 Proxy Statement

By now you should have received our Annual Report for 2013 and Proxy Statement for our upcoming 2014 Annual Meeting of Stockholders.  Our Annual Report includes a letter from our Chairman, President and CEO Ginni Rometty titled, “What will we make of this moment?” that describes IBM’s 2013 performance and our strategic imperatives in a world where competitive advantage will be created through data and analytics, business models will be shaped by cloud and individual engagement will be powered by mobile and social technologies.

In 2013, IBM achieved record operating earnings per share of $16.28 and grew operating net income by 2% to $18 billion. In 2013, IBM invested $3.1 billion for 10 acquisitions, $3.8 billion in net capital expenditures and $6.2 billion in research and development.  We also returned $17.9 billion to you, our stockholders — $13.9 billion through share repurchases and $4.1 billion through dividends.  We raised our dividend for the 18th consecutive year in 2013.  With respect to corporate governance, on the recommendation of Mrs. Rometty, the Board amended the IBM Board Corporate Governance Guidelines, creating the role of Presiding Director, to be elected by the independent members of the Board. Effective May 1, 2014, Michael L. Eskew will serve as IBM’s first Presiding Director.

We believe that your investment in IBM reflects your confidence in IBM’s Board, management and business strategy.  We are asking that you support the Board’s recommendations on all of the proposals in our Proxy Statement, voting FOR all of our directors (voting item #1), FOR the ratification of our independent accounting firm (voting item #2), FOR our Say on Pay Proposal (voting item #3), FOR the approval of Long-Term Incentive Performance Terms for Certain Executive Officers (voting item #4), FOR the adoption of the 2014 Employees Stock Purchase Plan (voting item #5) and AGAINST all three of the stockholder proposals (voting items #6, #7 and #8).

We want to draw your particular attention to proposals #3 and #7:

Proposal #3 — Advisory Vote on Executive Compensation (Say on Pay)

•                  We are asking you to approve the compensation of the named executives as disclosed in our Proxy Statement.  IBM has long demonstrated our commitment to sound executive compensation and corporate governance principles, working to further the interest of our stockholders.

•                  Our executive compensation programs continue to be designed to motivate our leaders to deliver superior business performance that balances annual results and long-term sustained performance.

•                  For 2013, 88% of the annual compensation for the named executive officers was performance based.  This compensation was in the form of long-term incentive, which is 100% performance based through Performance Share Units — the only long-term incentive vehicle used for IBM senior executives, which pay out nothing if the threshold performance level is not reached.

•                  While the company made solid progress in businesses that are powering IBM’s future in 2013, in view of the company’s overall full year results, Mrs. Rometty and her senior team recommended forgoing their annual incentive payout and these recommendations were accepted.

•                  We have also enclosed several slides demonstrating how IBM’s executive compensation is directly linked to IBM performance.

Proposal #7 - Stockholder Proposal on Right to Act by Written Consent

•                  We oppose the proposal because, unlike IBM’s current practices, it is not designed to ensure that notice and an opportunity to be heard precede stockholder votes and does not enable meaningful discourse to occur before important decisions are made affecting the company.

1

•                  The proposal would enable the owners of a bare majority of shares to act by voting in favor of their own proposed action, without a meeting and without ever providing notice to other stockholders or the company.

•                  We do not believe that written consent is an appropriate corporate governance model for a widely-held public company like IBM.

•                  We also believe that adoption of the proposal is unnecessary because of IBM’s long demonstrated history of commitment to high standards of corporate governance.

Please do not hesitate to call Michelle Browdy at 914-499-xxxx or Patricia Murphy at 914-499-xxxx if you have questions or comments.

Sincerely,

/s/ Michelle H. Browdy
Michelle H. Browdy
Vice President & Corporate Secretary

/s/ Patricia Murphy
Patricia Murphy
Vice President, Investor Relations

2

What will we make of this moment—as businesses, as individuals, as societies? The IBM Strategy

The IBM Strategy B B What will we make with a planet generating unprecedented amounts of data? What will we create from—and with—global networks of consumers, workers, citizens, students, patients? How will we make use of powerful business and technology services available on demand? How will we engage with an emerging global culture, defined not by age or geography, but by people determined to change the practices of business and society? To capture the potential of this moment, IBM is executing a bold agenda. It is reshaping our company, and we believe it will reshape our industry.

The IBM Strategy 1 01 We are making markets by transforming industries and professions with data. 02 We are remaking enterprise IT for the era of cloud. 03 We are enabling systems of engagement for enterprises. And leading by example. The IBM Strategy

01 We are making markets by transforming industries and professions with data.

The IBM Strategy 3 WHAT WE SEE SHIFTING: Data is becoming the world’s new natural resource. Today, every discussion about changes in technology, business and society must begin with data. In its exponentially increasing volume, velocity and variety, data is becoming a new natural resource. It promises to be for the 21st century what steam power was for the 18th, electricity for the 19th and hydrocarbons for the 20th. 1 trillion connected objects and devices on the planet generating data by 2015 2.5 billion gigabytes of data generated every day 80% of the world’s data is unstructured. Audio. Video. Sensor data. Social media. All represent new areas to mine for insights.

4 OUR POINT OF VIEW: Data is the new basis of competitive advantage. Leaders will: Drive business outcomes by applying more sophisticated analytics across more disparate data sources in more parts of their organization. Capture the time value of data by developing “speed of insight” and “speed of action” as core differentiators. Change the game in their industry or profession with cognitive capability. $24 billion invested to date to build IBM’s capabilities in Big Data and analytics, with $7 billion in organic investment $1 billion investment in Flash technology, providing industry-leading speed and efficiency to enable data to be realtime ready for analytics $17billion of gross spend for Big Data and analytics acquisitions, including more than 30 acquired companies 15,000 analytics consultants and 400 mathematicians 1,000 university partnerships, and 2,215 IBM Business Partners 500 analytics patents generated each year 2/3 of IBM Research is focused on data, analytics and cognitive computing 40,000 client engagements to date THEREFORE: We have built the world’s broadest and deepest portfolio in data and analytics.

The IBM Strategy 5 2013 2010 $11billion $16billion We are building Watson solutions and technologies for the era of cognitive computing. In January 2014 we launched the IBM Watson Group to bring cognitive capabilities—built on technologies like machine learning, complex algorithms and natural language processing—to enterprises, institutions and individuals via the cloud. Watson technology processes information by understanding natural language, generating hypotheses based on evidence, and learning as it goes. This means organizations and individuals can more fully understand the data that surrounds them, and use that data to make better decisions. We have signifi cantly increased analytics revenue through strategic investments, and new skills and capabilities. Analytics Revenue $1 billion investment, including $100 million to equip an ecosystem of entrepreneurs and partners 2,000 engineers, researchers, developers, designers and sellers

02 We are remaking enterprise IT for the era of cloud.

The IBM Strategy 7 WHAT WE SEE SHIFTING: The emergence of cloud is transforming IT and business processes into digital services. At the same time industries and professions are being remade by data, the information technology infrastructure of the world is being transformed by the emergence of cloud computing—that is, the delivery of IT and business processes as digital services. 1/4 of the world’s applications will be available in the cloud by 2016 72% of developers already report that cloud-based services or APIs are part of the applications they’re designing 85% of new software is now being built for the cloud

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OUR POINT OF VIEW:

Cloud demands—and enables—new business models.

Leaders will:

Integrate public and private clouds with back-end systems to create hybrid environments. This will create demand for cloud middleware services.

Seek—or be required—to manage cloud environments with the same rigor as an on-premises data center.

Use cloud to reinvent core business processes and to innovate.

THEREFORE:

We have built the world's most complete cloud portfolio, delivering our clients' technology and business processes as digital services.

$7 billion
invested to date to build cloud capabilities

1,500+
cloud patents

5.5 million
client transactions processed daily through IBM's public cloud

80%
of Fortune 500 companies use IBM's cloud capabilities

15
acquired companies, including SoftLayer, for cloud infrastructure

2,000
SoftLayer APIs to provide a view of the client's environment

100+
industry-leading Software as a Service (SaaS) offerings

5,000+
private and hybrid cloud engagements in more than 100 countries included IBM Systems in 2013

The IBM Strategy 9

In 2014, we will expand our cloud footprint and capabilities.

IBM is investing $1.2 billion to expand a massive network of local cloud hubs for businesses worldwide, to meet growing demands for capacity, choice, compliance and data residency.



Markets planned to open in 2014:

- **Australia** (2)
- **Brazil**
- **Canada** (2)
- **China** (2)
- **France**
- **Germany**
- **India**
- **Japan**
- **Mexico**
- **United Kingdom**
- **United States** (2)

15
planned 2014 market expansions

40
total cloud data centers across five continents

Connecting applications via the cloud

"Cloud middleware services" are emerging to connect securely customer applications and core enterprise systems such as finance, inventory or human resources via the cloud. In 2014, we are opening up our entire enterprise software portfolio via BlueMix, a platform to equip the tens of millions of corporate and web developers with an open environment and tools to build enterprise-class cloud applications at consumer scale.

In 2013 we grew our cloud revenue 69 percent, and we exited the year with a run rate for cloud "as a service" double that of 2012.

Cloud Revenue


$4.4 billion
2013
2012
$2.6 billion

Cloud "as a Service" Revenue Run Rate


$2 billion
2013
2012
$1 billion

03 We are enabling systems of engagement for enterprises. And we are leading by example.

The IBM Strategy 11 WHAT WE SEE SHIFTING: Social. Mobile. Security. They are empowering people with knowledge, enriching them through networks and changing expectations. The phenomena of data and cloud are changing the arena of global business and society. At the same time, rapidly growing mobile technology and social business are giving birth to a new category of IT services and capabilities, aimed at engagement with increasingly empowered individuals. 5 minutes the response time users expect from a company once they have contacted it via social media 84% of smartphone users check an app as soon as they wake up 80% of individuals are willing to trade their information for a personalized offering 2 /3 of US adults say they would not return to a business that lost their personal, confidential information 84% of Millennials say social and user-generated content has an influence on what they buy 70% of Boomers agree

12 7 of 10 top banks in the US, 9 of the top 10 in the UK and 2 of the top 4 in Australia use IBM Security Solutions OUR POINT OF VIEW: A systematic approach to engagement is now required. Leaders will: Use mobile and social to increase speed and responsiveness —and meet customers, partners and employees where they are. Want to personalize every meaningful interaction. Need to earn continuously the right to serve customers —which demands privacy, security and trust. 6,000 security experts, 3,000 mobile experts, 2,800 social business experts 8 companies acquired for mobile capabilities like mobile messaging for marketers and secure mobile app delivery 4,300 patents in mobile, social and security technologies #1 and #1 market leader for enterprise social software; market leader in security and vulnerability management* 25 security labs globally, 10 security operations centers globally 15 billion security events monitored daily in 130 countries THEREFORE: We have built a portfolio that enables enterprises and communities to engage customers, employees and citizens securely. 12 companies acquired for security technologies like web fraud detection, sophisticated malware, and device management * IDC, Worldwide Enterprise Social Software 2013–2017 Forecast and 2012 Vendor Shares, Doc #241323, June, 2013 IDC, Worldwide Security and Vulnerability Management 2013–2017 Forecast and 2012 Vendor Shares, Doc #242465, August, 2013

The IBM Strategy 13

Our mobile, social and security portfolio generated double-digit revenue growth in 2013.



69%

growth in Mobile



45%

growth in Social Business



19%

growth in Security

And we are leading by example.



Collectively developing insights

For more than a decade we've used Jams—large-scale online collaborations—to collectively define our corporate values, generate new business ideas and rally around opportunities for societal improvement. In 2013, IBMers worldwide shaped nine practices that translate our values into consistent actions and behaviors. These practices are now shaping our systems for hiring, learning and management.

30,000+

IBMers active in Client Collaboration Hubs for our top 300 accounts

300,000

active IBM users on our Connections social platform

250,000

employees collaborated in an online Jam to shape nine practices that distinguish IBMers

200,000

Connections communities established by employees for projects, areas of expertise or general interests

IBM Corporation 1 New Orchard Road Armonk, NY 10504 March 2014 COW03016-USEN-00

Executive Compensation Pay for Performance Strategy April 2014

 Current Year’s Performance: Salary and Annual Incentives + Longer-term Performance: Long-term Incentive Plan + Full Career Performance: Retention, Pension and Savings 2 Current Year — Salary and annual incentives that reflect actions and results over 12 months; Longer-term — A long-term incentive plan that reflects results over a minimum of three years, helping to ensure that current results remain sustainable; and Full Career — Deferrals, retention payments and retirement accumulations help ensure today’s leaders stay with IBM until their working careers end. IBM executives earn their compensation based on performance over three time frames: IBM Executive Compensation: Three Components

Annual compensation for the named executive officers varies year to year based on business results and individual performance. In view of our overall 2013 results, the Chairman and CEO, and her senior team recommended forgoing their annual incentive payout for 2013. The Compensation Committee and the independent members of the Board, as appropriate, accepted that recommendation and commended Mrs. Rometty and her senior team for their leadership and commitment to IBM’s success over the longer term. For 2013, nearly 88% of compensation for the named executive officers was in the form of long-term incentive, which is 100% performance based and delivered through Performance Share Units (PSUs). Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management. Our share ownership guidelines require that our senior executives hold a significant amount of IBM equity to further align their interests with stockholders over the long term. Unlike the majority of the Fortune 100 companies who establish ownership guidelines using a multiple of only base salary, IBM uses a multiple of base salary plus target annual incentive. 3 IBM Executive Compensation: A Commitment to Pay for Performance

Since 2000 We have added almost $13 billion of operating pre-tax profit Our operating pre-tax margins have more than doubled Operating earnings per share have more than quadrupled We have generated ~$165 billion in cumulative free cash flow In 2013, IBM Delivered Revenue of $99.8 billion Operating net income of $18.0 billion, 2% growth year to year Operating earnings per share of $16.28, a new record for IBM, making 11 straight years of operating EPS growth Free cash flow of $15.0 billion Note: The company's Operating Net Income, Operating Pre-Tax Income Margin, Operating Earnings Per Share and Free Cash Flow, referenced above, are non-GAAP financial measures. For information about the company’s financial results related to (i) operating net income, operating pre-tax income margin and operating earnings per share and (ii) free cash flow, see the company’s Form 8-Ks dated on January 22, 2013, February 28, 2013, and January 21, 2014 (Attachment II—Non-GAAP Supplementary Materials). IBM Financial Performance History 4

[E-Mail]

Re:                             Voting Your IBM Shares for the 2014 Annual Meeting

Dear IBM Senior Leaders:

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2014 Annual Meeting.  By now, you should have received a copy of IBM’s 2014 Proxy Statement along with the proxy card.  If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.  Please make sure to vote all of the proxy voting cards that you receive.

In 2013, IBM achieved record operating earnings per share of $16.28 and grew operating net income by 2 percent to $18 billion.  In 2013, IBM invested $3.1 billion for 10 acquisitions, $3.8 billion in net capital expenditures and $6.2 billion in research and development.  We also returned $17.9 billion to stockholders — $13.9 billion through share repurchases and $4.1 billion through dividends.  We also raised our dividend for the 18th consecutive year in 2013.

It is important that you show your support for IBM and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting FOR all of IBM’s director nominees (voting item #1), FOR the ratification of our Independent Registered Public Accounting Firm (voting item #2), FOR the Advisory Vote on Executive Compensation (voting item #3), FOR the approval of Long-Term Incentive Performance Terms for Certain Executive Officers (voting item #4) and FOR the adoption of the 2014 Employees Stock Purchase Plan (voting item #5).  Further, we are asking you to vote AGAINST all three stockholder proposals (voting items #6, #7 and #8).  For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  On the other hand, if you hold your shares in street name (e.g., Morgan Stanley, Bank of America, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

In either case, if you have already voted all of your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.  The first follow up mailing is scheduled to occur shortly.

You may also find additional information at http://www.ibm.com/investor/proxyinformation.  If you do not receive a copy of the Proxy Statement by Monday, April 7, 2014, please contact Bob Wilt at infoibm@us.ibm.com.  Please do not hesitate to call me at 914-499-xxxx if you have questions or comments.

Sincerely,

/s/ Michelle H. Browdy
Michelle H. Browdy
Vice President & Corporate Secretary